Exhibit 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2011 FOURTH QUARTER

AND FULL-YEAR RESULTS

Year-Over-Year Revenues Up 17% and Comparable Operating Income Up 167%

IRVINE, CA, September 14, 2011 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal fourth quarter and full-year ended June 30, 2011.

Sales for the quarter ended June 30, 2011 were $7.5 million, 31% higher than sales of $5.7 million for the corresponding quarter in 2010, due primarily to increases in sales of the Company’s medical device products to its three largest customers. For the year ended June 30, 2011, sales were $27.1 million, 17% higher than sales of $23.2 million for fiscal year 2010, resulting primarily from increases in sales of medical device products to the Company’s largest customer and from growth in sales of its motion control products.

Operating income was $1.1 million for the quarter, a 283% increase from operating income of $296,000 before impairment charges in the corresponding 2010 period. For the year ended June 30, 2011, operating income increased 167% to $3.2 million from operating income of $1.2 million before impairment charges in fiscal year 2010.

Net income for the 2011 fourth quarter was $1.0 million, or $0.31 per diluted share, which represents a 498% improvement from net income of $172,000, or $0.05 per diluted share, before impairment charges in the corresponding 2010 quarter. For the year ended June 30, 2011, net income was $2.6 million, or $0.80 per diluted share, a 111% improvement from net income of $1.2 million, or $0.38 per diluted share, before impairment charges in fiscal year 2010.

Gross profit for the quarter ended June 30, 2011 increased to $3.1 million, a 41% gross profit margin, compared to gross profit of $2.2 million, a 38% gross profit margin, for the same year-ago period. For the fiscal year ended June 30, 2011, gross profit was $10.5 million, a 39% gross profit margin, compared to gross profit and margin of $8.4 million and 36%, respectively, for fiscal year ended June 30, 2010. The increase in gross profit as a percentage of sales during both periods was due to a change in mix toward sales of medical device and motion control products at relatively higher margins, and to cost reductions.

Mark Murphy, the Company’s President and Chief Executive Officer, commented, “Fiscal 2011 was a notable year. Sales and profitability were significantly higher than the prior year, indicating the strength of our operating engine at a record high sales level. In addition, we generated $2.9 million of operating cash, allowing us to further strengthen the balance sheet with $900,000 of increased cash and $1.7 million of reduced debt. We ended the year with $4.7 million in cash. Looking forward, we anticipate a reduction in shipments to our largest customer, and our focus remains on managing our cost structure while we diversify our customer base. I am pleased to report that we have broadened and deepened our relationships with major medical device companies, and have experienced increased proposal activity. Our task now is to convert those opportunities into backlog. In the meantime, we will protect our balance sheet as we work toward our goal of systemically recreating this year’s notable results on a new customer base.”

Teleconference Information:

Investors and analysts are invited to listen to a broadcast review of the Company’s fiscal 2011 fourth quarter and full-year financial results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) that may be accessed by visiting the Company’s website at www.pro-dex.com. The conference call may also be accessed at www.InvestorCalendar.com. Investors and analysts who would like to participate in the conference call may do so via telephone at (877) 407-8033, or at (201) 689-8033 if calling from outside the U.S.

For those who cannot access the live broadcast, a replay will be available approximately two hours after the completion of the call until midnight (Eastern Time) on September 28, 2011 by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S., and then entering account number 286 and conference I.D. number 378851. An online archive of the broadcast will be available on the Company’s website www.pro-dex.com for a period of 365 days.

Pro-Dex, Inc., with operations in California, Oregon and Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate powered surgical device drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	June 30, 2010
ASSETS
Current assets:
Cash and cash equivalents	$4,689,000	$3,794,000
Accounts receivable, net of allowance for doubtful accounts of $7,000 in 2011 and $25,000 in 2010	3,128,000	2,682,000
Other current receivables	12,000	22,000
Inventories	3,703,000	3,228,000
Prepaid expenses	145,000	174,000
Deferred income taxes	163,000	209,000

Total current assets	11,840,000	10,109,000

Property, plant, equipment and leasehold improvements, net	3,661,000	4,092,000
Other assets	60,000	78,000

Total assets	$15,561,000	$14,279,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,207,000	$1,279,000
Accrued expenses	2,379,000	1,947,000
Income taxes payable	78,000	79,000
Current Portion of bank term loan	357,000	400,000
Current portion of real estate loan	—	35,000

Total current liabilities	4,021,000	3,740,000

Non-current liabilities:
Bank term loan	774,000	967,000
Real estate loan	—	1,493,000
Deferred income taxes	163,000	209,000
Deferred rent	279,000	255,000

Total non-current liabilities	1,216,000	2,924,000

Total liabilities	5,237,000	6,664,000

Commitments and contingencies
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,272,350 shares issued and outstanding June 30, 2011 3,251,850 shares issued and outstanding June 30, 2010	16,744,000	16,675,000
Accumulated deficit	(6,420,000)	(9,060,000)

Total shareholders’ equity	10,324,000	7,615,000

Total liabilities and shareholders’ equity	$15,561,000	$14,279,000

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended June 30,
	2011	2010
Net sales	$27,109,000	$23,211,000
Cost of sales	16,573,000	14,847,000

Gross profit	10,536,000	8,364,000

Operating expenses:
Selling expenses	1,600,000	1,382,000
General and administrative expenses	3,276,000	3,288,000
Impairment of goodwill	—	2,997,000
Impairment of patent	—	140,000
Impairment of property value	—	1,307,000
Research and development costs	2,416,000	2,480,000

Total operating expenses	7,292,000	11,594,000

Income (loss) from operations	3,244,000	(3,230,000)

Other income (expense):
Royalty income	—	44,000
Interest expense, net	(148,000)	(202,000)

Total other income (expense)	(148,000)	(158,000)

Income (loss) before provision for income taxes	3,096,000	(3,388,000)
Provision (benefit) for income taxes	456,000	(420,000)

Net income (loss)	$2,640,000	$(2,968,000)

Net income (loss) per share:
Basic	$0.81	$(0.92)
Diluted	$0.80	$(0.92)
Weighted average shares outstanding - basic	3,264,936	3,232,850
Weighted average shares outstanding - diluted	3,287,415	3,232,850

PRO-DEX, INC. and SUBSIDIARIES

RECONCILIATION of NON-GAAP RESULTS to GAAP RESULTS

	For the Year Ended June 30, 2010	For the Three Months Ended June 30, 2010
Income (Loss) From Operations
Income from operations before impairment charges	$1,214,000	$296,000
Impairment charges to:
Goodwill	2,997,000	2,997,000
Patent	140,000	—
Property	1,307,000	1,307,000

(Loss) from operations	$(3,230,000)	$(4,008,000)

Net Income (Loss)
Income from operations before impairment charges	$1,214,000	$296,000
Other (expense), net	(158,000)	(49,000)

Income before provision (benefit) for income taxes	1,056,000	247,000
Provision (benefit) for income taxes	(193,000)	75,000

Net income before impairment charges	$1,249,000	$172,000

Impairment charges to:
Goodwill	2,997,000	2,997,000
Patent	140,000	—
Property	1,307,000	1,307,000

Total impairment charges	4,444,000	4,304,000

Effect of impairment charges on provision for income taxes	(227,000)	(227,000)

Net (loss)	$(2,968,000)	$(3,905,000)

Net Income (Loss) Per Diluted Share Information
Net income per diluted share before impairment charges	$0.38	$0.05
Net loss per diluted share	$(0.92)	$(1.20)

Weighted average diluted shares outstanding
Used for net income per diluted share before impairment charges	3,252,959	3,272,805
Dilutive equivalent shares excluded from net loss per diluted share calculation	10,109	21,567

Used for net loss per diluted share	3,242,850	3,251,238

PRO-DEX, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Years Ended June 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$2,640,000	$(2,968,000)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	697,000	726,000
Impairment expense	—	4,444,000
(Decrease) in allowance for doubtful accounts	(18,000)	(27,000)
Stock based compensation	43,000	101,000
Deferred taxes	—	(91,000)
Changes in:
Accounts receivable	(418,000)	(146,000)
Inventories	(475,000)	137,000
Prepaid expenses	29,000	(57,000)
Other assets	18,000	9,000
Accounts payable and accrued expenses	383,000	1,086,000
Income taxes payable	(1,000)	26,000

Net cash provided by operating activities	2,898,000	3,240,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(265,000)	(137,000)

Net cash used in investing activities	(265,000)	(137,000)

Cash flows from financing activities:
Principal payments on bank loan	(236,000)	(400,000)
Principal payments on real estate loan	(1,528,000)	(33,000)
Proceeds from exercise of stock options	26,000	—

Net cash used in financing activities	(1,738,000)	(433,000)

Net increase in cash and cash equivalents	895,000	2,670,000
Cash and cash equivalents, beginning of year	3,794,000	1,124,000

Cash and cash equivalents, end of year	$4,689,000	$3,794,000

Supplemental Information
Cash paid for interest	$148,000	$204,000
Cash paid for income taxes	$456,000	$154,000